EXHIBIT 23


                 CONSENT OF INDEPENDENT AUDITORS




THE BOARD OF DIRECTORS AND STOCKHOLDERS
INDEPENDENCE HOLDING COMPANY:



We consent to incorporation by reference in the registration statements (No. 33-23302) on Form S-8 and (No. 2-40517-99) on Form S-3 of Independence Holding Company and subsidiaries of our report dated March 11, 1999, relating to the consolidated balance sheets of Independence Holding Company and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and the related financial statement schedules, which report appears in the 1998 annual report on Form 10-K of Independence Holding Company and subsidiaries.




KPMG LLP



New York,  New York
March 25, 1999